Exhibit 10.21

AMENDED AND RESTATED STOCK OPTION AGREEMENT

Rollover Option

THIS AMENDED AND RESTATED STOCK OPTION AGREEMENT (the “Agreement”), made by and between Dell Technologies Inc., a Delaware corporation (the “Company”), and              (the “Optionee”), is effective as of September 27, 2018 (the “Effective Date”). The Agreement was originally effective as of                     , 2016 (the “Grant Date”). Any capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Dell Technologies Inc. 2013 Stock Incentive Plan, as modified or amended from time to time (the “Plan”).

WHEREAS, the Plan allows for the grant of Options to purchase shares of Class C Common Stock (“Shares”);

WHEREAS, EMC Corporation, a Massachusetts corporation (“EMC”), previously granted to the Optionee one or more awards of units (the “EMC Units”) representing the right to receive shares of EMC’s common stock (the “EMC Shares”) under the EMC Corporation Amended and Restated 2003 Stock Plan, as amended (the “EMC Plan”). In addition, each award was subject to the terms and conditions described in the applicable Restricted Stock Unit Agreement (such award, the “RSU”) or Performance Restricted Stock Unit Agreement (such award, the “PSU”) between the Optionee and EMC (together, the “Stock Unit Agreements”) and the EMC Plan. The applicable Stock Unit Agreement stated the number of EMC Units granted to the Optionee under the applicable RSU or PSU award;

WHEREAS, on October 12, 2015, Universal Acquisition Co. (“EMC Merger Sub”), the Company, Dell, Inc. and EMC entered into the Agreement and Plan of Merger, as amended by the First Amendment thereto dated May 16, 2016 (as further amended from time to time, the “EMC Merger Agreement”), pursuant to which EMC Merger Sub merged with and into EMC (the “EMC Merger”), with EMC surviving the merger as an indirect wholly-owned subsidiary of the Company; and

WHEREAS, in connection with the EMC Merger and pursuant to the Election Form Related to the Rollover Opportunity submitted to the Company by the Optionee, the Optionee elected to exchange a specified portion (not to exceed 50%) of the Optionee’s EMC Units for unvested deferred cash awards (“Deferred Cash Awards”) and unvested Options to purchase Shares (“Rollover Options” and, together with the Deferred Cash Awards, the “Rollover Awards”), whereby the Optionee agreed to the following:

(i)

with respect to all of the Optionee’s EMC Units being exchanged (the “Exchanged EMC Units”), waive the acceleration of vesting that would otherwise occur at the Vesting Effective Time (as defined in the EMC Merger Agreement) under the terms of the EMC Merger Agreement, and

(ii)	in respect of each Exchanged EMC Unit, receive the following:

(A)

one Deferred Cash Award (the terms of which will be subject to a deferred cash award agreement to be entered between the Optionee and the Company, which will be provided to the Optionee separately and concurrently herewith); and

(B)

the Option granted hereunder, which gives the Optionee the right to purchase one Share for each Deferred Cash Award received by the Optionee, subject to the terms and conditions as set forth in this Agreement and the Plan.

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of July 1, 2018 (as further amended, restated, supplemented or modified from time to time, the “Merger Agreement”), by and between the Company and Teton Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company as the surviving corporation;

WHEREAS, in connection with the execution of the Merger Agreement, the Company has determined that it is advisable and in the best interests of the Company to amend and restate the Agreement, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. Capitalized terms not otherwise defined herein shall have the same meaning set forth in the Plan.

(a)    “Cause” means (i) the Optionee’s willful, reckless or grossly negligent and material violation of (x) the Optionee’s obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets, which results in material harm to the Company or its Subsidiaries, or (y) any other restrictive covenant by which the Optionee is bound that results in greater than de minimis harm to the Company or its Subsidiaries’ reputation or business; (ii) the Optionee’s conviction of, or plea of guilty or no contest to, a felony or crime that involves moral turpitude; or (iii) conduct by the Optionee which constitutes gross neglect, willful misconduct, or a material breach of the Code of Conduct of the Subsidiary of the Company employing the Optionee or a fiduciary duty to the Company, any of its Subsidiaries or the shareholders of the Company that results in material harm to the Company or its Subsidiaries’ reputation or business and that the Optionee has failed to cure within thirty (30) days following written notice from the Board. This definition shall also be the definition of “Cause” for all purposes under the Management Stockholders Agreement.

(b)    “Direct Competitor” means any Person or other business concern that offers or plans to offer products or services that are materially competitive with any of the products or services being manufactured, offered, marketed, or are actively being developed by the Company or any of its Subsidiaries as of the Grant Date or the date of the Optionee’s termination of Employment, whichever is later. By way of illustration, and not by limitation, as of the Grant Date, the Optionee and the Company agree that the following companies currently meet the definition of Direct Competitor: Acer Inc., Apple Inc., Cisco Systems, Inc., HP Inc., Hewlett Packard Enterprise Company, International Business Machines Corporation, Lenovo Group Limited, Oracle Corporation and Samsung Electronics Co., Ltd.

(c)    “Good Reason” means (i) a material reduction in the Optionee’s base salary or total annual incentive bonus target, (iii) any material adverse change to substantive plans and benefits in the aggregate which does not apply equally to the other members of the Company’s Executive Leadership Team, (iii) a material adverse change to the Optionee’s title or a material reduction in the Optionee’s authority, duties or responsibilities, or the assignment to the Optionee of any duties or responsibilities which are inconsistent in any material adverse respect with the Optionee’s position, or (iv) a change in the Optionee’s principal place of work to a location of more than twenty-five (25) miles from the Optionee’s principal place of work immediately prior to such change; provided, that the Optionee provides written notice to the Subsidiary of the Company employing the Optionee of the existence of any such condition within ninety (90) days of the Optionee having actual knowledge of the initial existence of such condition and such employing Subsidiary fails to remedy the condition within thirty (30) days of receipt of such notice (the “Cure Period”). In order to resign for Good Reason, the Optionee must actually terminate Employment no later than ninety (90) days following the end of such Cure Period, if the Good Reason condition remains uncured; provided, that, if such Good Reason condition is solely the result of a material reduction in the Optionee’s authority, duties or responsibilities (including, for this purpose, the assignment to the Optionee of any duties or responsibilities which are inconsistent in any material adverse respect with the Optionee’s position) that is directly related to the occurrence of a Change in Control and such Good Reason condition remains uncured following the end of the Cure Period, the Optionee may only terminate the Optionee’s Employment for Good Reason during the ninety (90) day period commencing on the first date that follows the six (6) month anniversary of such Change in Control. This definition shall also be the definition of “Good Reason” for all purposes under the Management Stockholders Agreement.

(d)    “Lock-up Lapse Date” has the meaning given to such term in the Management Stockholders Agreement.

(e)    “Management Stockholder Group” means Management Stockholder Group as defined in the Management Stockholders Agreement as in effect on the Effective Date.

(f)    “Merger Closing” means the Closing Date as defined in the Merger Agreement.

(g)    “Qualifying Termination” means any termination of the Optionee’s Employment with the Company and its Affiliates other than (i) a termination due to the Optionee’s resignation without Good Reason (unless due to Retirement) or (ii) a termination for Cause.

(h)    “Repayment Behavior” means the Optionee’s (i) commencement of employment or service with a Direct Competitor in a role that is similar to any role the Optionee held at the Company or any of its Subsidiaries during the twenty four (24) months prior to the Optionee’s termination of Employment or in a role that would likely result in the Optionee using the Company’s or any of its Subsidiaries’ confidential information or trade secrets, (ii) willful, reckless or grossly negligent and material violation of the Optionee’s obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets, which results in material harm to the Company or its Subsidiaries, or (iii) solicitation of any employee of the Company or any of its Subsidiaries for employment, consulting or other services.

(i)    “Repurchase Limitations” has the meaning given to such term in the Management Stockholders Agreement.

(j)    “Retirement” means the Optionee’s voluntary termination of Employment with the Company and its Affiliates without Good Reason at or above the age of sixty (60) and after having completed at least five (5) years of service with the Company and its Affiliates (which includes past service with EMC) or any other combination of the Optionee’s age plus years of service completed (not less than five (5)) that is at least equal to 65; provided, that the Optionee may not be eligible for Retirement prior to August 1, 2017.

ARTICLE II

GRANT OF OPTIONS

Section 2.1. Grant of Option. For good and valuable consideration, on and as of the Grant Date, the Company irrevocably granted to the Optionee an Option to purchase any part or all of an aggregate number of              Shares, subject to the adjustment as set forth in Section 2.3 hereof (the “Option”).

Section 2.2. Exercise Price.

Subject to Section 2.3 hereof, the per Share exercise price of the Shares covered by the Option shall be $27.50 (the “Option Price”).

Section 2.3. Adjustments to Option.

The Option shall be subject to adjustment pursuant to Section 10 of the Plan.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. Vesting and Commencement of Exercisability.

(a)    General. The Option will vest and thereby become exercisable as provided for on Schedule I hereto, subject to the Optionee’s continued Employment on each applicable vesting date.

(b)    Accelerated Vesting on Qualifying Termination. If the Optionee’s Employment is terminated due to a Qualifying Termination, the Option shall vest and become immediately exercisable with respect to all of the Shares subject thereto upon the date of such termination.

(c)    Termination of Employment. Except as set forth in Section 3.1(b) above and subject to Section 3.1(d) below, no portion of the Option shall vest and become exercisable as to any additional Shares upon or following the termination of the Optionee’s Employment. The portion of the Option that is unvested and unexercisable as of the date of the Optionee’s termination of Employment shall immediately expire on the date of such termination without consideration or payment therefor.

(d)    Forfeiture of Vested Portion upon a Termination of Employment for Cause. If the Optionee’s Employment is terminated for Cause, the Option, whether vested or unvested, shall be forfeited without consideration or payment therefor.

(e)    Forfeiture of Unvested Portion of Option upon Repayment Behavior. The unvested portion of the Option shall automatically be forfeited without consideration or payment therefor upon the first date on which the Optionee engages in any Repayment Behavior.

Section 3.2. Expiration of Option.

The Optionee may not exercise the exercisable portion of the Option to any extent after the first to occur of the following events:

(a)    the third anniversary of the Grant Date;

(b)    immediately upon the date of the Optionee’s termination of Employment, if the Optionee’s Employment is terminated by the Company or any of its Affiliates, as applicable, for Cause; or

(c)    the expiration of the nine (9) month period following the date of the Optionee’s termination of Employment if the Optionee’s Employment terminates for any reason other than for Cause.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1. Person Eligible to Exercise.

Except as otherwise permitted by the Committee in writing or by the Management Stockholders Agreement, the Optionee is the only Person that may exercise the exercisable portion of the Option, unless and until the Optionee dies or suffers a Disability. After the Disability or death of the Optionee, the exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.2 hereof, be exercised by the Optionee’s personal representative, guardian or by any person empowered to do so under the Optionee’s will or under the then Applicable Laws of descent and distribution or, if applicable, under a trust or other estate planning vehicle to which the Option was transferred for the benefit of the Optionee’s immediate family.

Section 4.2. Exercisability of Option.

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares only. For the avoidance of doubt, the Option shall not be exercisable with respect to any of the Shares subject thereto prior to the date (if any) the Option has vested with respect to such Shares in accordance with Section 3.1.

Section 4.3. Manner of Exercise.

Any exercisable portion of the Option may be exercised solely by delivering to the Office of the Secretary of the Company at the Company’s principal office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a)    notice in writing signed by the Optionee or the other Person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee; provided, that such rules do not impose any substantive requirements on the Optionee which are inconsistent with the terms of this Agreement or the Plan;

(b)    full payment of the aggregate Option Price for the Shares with respect to which such Option or portion thereof is exercised (i) in cash (by check or wire transfer or a combination of the foregoing), (ii) a “net exercise” method whereby the Option Price for the Shares being exercised is satisfied by the Company withholding from the Shares otherwise issuable to the Optionee, that number of Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the product of (x) the Option Price and (y) the number of Shares with respect to which the Option is being exercised, (iii) following the Lock-up Lapse Date and at all times thereafter, by delivery of an irrevocable direction to a licensed securities broker reasonably acceptable to the Company (in such form as reasonably suitable to such securities broker) to sell the Shares subject to the Option and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Option Price, or (iv) any combination of the foregoing methods, as elected by the Optionee;

(c)    a bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other Person then entitled to exercise such Option or portion thereof, stating that (i) unless the Shares are registered on a Form S-8 or the Company in its sole discretion determines that another exemption applies, the individual exercising the Option is an accredited investor (within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act) and (ii) the Shares are being acquired for the Optionee’s own account, for investment and without any present intention of distributing or reselling said Shares or any of them except as may be permitted under the Securities Act; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations;

(d)    unless already delivered, a written instrument (a “Joinder”) pursuant to which the Optionee agrees to be bound by the terms and conditions of the Management Stockholders Agreement to the same extent as a Management Stockholder thereunder, as provided as Annex A to the Management Stockholders Agreement;

(e)    full payment to the Company or any of its Affiliates, as applicable, of all amounts which, under federal, state, local and/or non-U.S. law, such entity is required to withhold upon exercise of the Option; provided, that, at the Optionee’s election, such withholding obligation may be satisfied by (i) the Company withholding from the Shares otherwise issuable to the Optionee that number of Shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, equal to such withholding tax obligation; provided, further, that, prior to the Merger Closing, the Optionee’s right to elect such Share withholding shall be subject to Section 4.6(b) of the Management Stockholders Agreement as amended by Section 5.4 of this Agreement, and, from and after the Merger Closing, the Optionee’s right to elect such Share withholding shall be subject to Section 4.3(b) of the Management Stockholders Agreement as amended by Section 5.4 of this Agreement, and in all cases subject to any limitations imposed under Delaware law or other Applicable Law and/or under the terms of any preferred stock, debt financing arrangements or other indebtedness of the Company or its Subsidiaries (including any such limitations resulting from the Company’s Subsidiaries being prohibited or prevented from distributing to the Company sufficient proceeds or funds to enable the Company to repurchase Class C Common Stock in accordance with Delaware law or other Applicable Law and/or the then applicable terms and conditions of such arrangements), or (ii) following the Lock-up Lapse Date and at all times thereafter, by delivery of an irrevocable direction to a licensed securities broker reasonably acceptable to the Company (in such form as reasonably suitable to such securities broker) to sell the Shares subject to the Option and to deliver all or part of the sale proceeds to the Company in payment of any amounts the Company is required by law to withhold upon the exercise of the Option; or (iii) any combination of the foregoing methods, as elected by the Optionee; and

(f)    in the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any Person or Persons other than the Optionee, appropriate proof of the right of such Person or Persons to exercise the Option.

Without limiting the generality of the foregoing, any subsequent transfer of Shares shall be subject to the terms and conditions of the Management Stockholders Agreement and the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Shares acquired on exercise of the Option does not violate the Securities Act, and may, in its reasonable discretion, issue stop-transfer orders covering such Shares. The written representation and agreement referred to in subsection (c) above shall, however, not be required if the subsequent transfer of the Shares to be issued pursuant to such exercise has been registered under the Securities Act, and such registration is then effective in respect of such Shares.

Following the Lock-up Lapse Date and at all times thereafter, and notwithstanding any provision of this Section 4.3 to the contrary, (x) if the Optionee elects to have all or any portion of either the Option Price and/or any applicable tax withholding satisfied through broker-assisted exercise under clause (iii) of Section 4.3(b) and/or clause (ii) of Section 4.3(e), then the Committee, in its sole discretion, may require that the Optionee elect broker-assisted exercise to pay 100% of the applicable tax withholding and Option Price for the portion of the Option being so exercised, and (y) if the Optionee elects to have all or any portion of the Option Price and/or any applicable tax withholding satisfied through net settlement under clause (ii) of Section 4.3(b) and/or clause (i) of Section 4.3(e), the Committee, in its sole discretion, may require that the Optionee instead satisfy all or any portion of such payment obligations pursuant to clause (iii) of

Section 4.3(b) and clause (ii) of Section 4.3(e). If the Option Price and/or any applicable tax withholding is satisfied by an irrevocable direction to a licensed securities broker, the Optionee will be subject to the Company’s policies regarding insider trading restrictions, applied in a nondiscriminatory manner, which may affect the Optionee’s ability to acquire or sell Shares or rights to Shares under the Plan (e.g., the Option). By acceptance of the Option granted hereunder, the Optionee certifies the Optionee’s understanding of and intent to fully comply with the standards contained in the Company’s insider trading policies (and related policies and procedures adopted by the Company and applied in a nondiscriminatory manner).

Section 4.4. Conditions to Issuance of Shares

The Company shall not be required to record the ownership by the Optionee of Shares purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a)    the obtaining of approval or other clearance from any federal, state, local or non-U.S. governmental agency or stock exchange or over-the-counter market listing requirements which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b)    the lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience (which period shall not exceed four (4) business days if established for administrative convenience) or as may otherwise be required by Applicable Law; and

(c)    the execution and delivery of the Joinder by the Optionee to the extent the Optionee is not already a party to the Management Stockholders Agreement.

Section 4.5. Rights as Stockholder.

No later than four (4) business days following the date on which the Optionee exercises the Option (or portion thereof) in a manner satisfying Section 4.3, the Optionee shall have all rights and privileges of stockholders of the Company in respect of the Shares acquired upon such exercise and in no event shall the Optionee have such rights and privileges until the earlier of the date such Shares are issued or the date that is four (4) business days following the date on which the Optionee exercises the Option (or any portion thereof).

ARTICLE V

MISCELLANEOUS

Section 5.1. Administration.

Subject to the terms of the Plan and this Agreement, the Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. With respect to this Option, the following two sentences set forth in Section 3(c) of the Plan shall not apply: “The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).” Further, with respect to this Option, in the event that this Option is not assumed or substituted by the successor entity upon the occurrence of a Change in Control, then notwithstanding anything to the contrary set forth in Section 10(b) of the Plan, this Option shall vest with respect to all the Shares subject thereto and be (i) exercisable as to all such Shares for a period of at least ten (10) business days prior to the Change in Control, or (ii) cancelled for fair value pursuant to clause (ii) of such Section 10(b), in each such case, as determined by the Committee in its sole discretion. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time, and from time to time, exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2. Option Not Transferable.

Except as otherwise permitted by the Committee in writing, neither the Option nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that, to the extent permitted by Applicable Law, this Section 5.2 shall not prevent transfers by will or by the Applicable Laws of descent and distribution.

Section 5.3. Forfeiture and Repayment Obligation for Engaging in Repayment Behavior.

(a)    By accepting the Option, the Optionee acknowledges and agrees that, if the Optionee engages in Repayment Behavior at any time during the Optionee’s Employment or the one-year period following the termination of the Optionee’s Employment, then, in addition to the consequences described in Section 3.1(e) above, upon the date on which the Optionee first engages in such Repayment Behavior (such date, the “Trigger Date”): (i) if and to the extent then outstanding, the portion of the Option held by the Optionee or any member of the Optionee’s Management Stockholder Group that first vested and became exercisable during the two-year period immediately preceding the Trigger Date shall be automatically forfeited for no consideration (such two-year period, the “Claw Back Period” and such portion of the Option, the “Claw Back Option”), (ii) any Shares then held by the Optionee or any member of the Optionee’s Management Stockholder Group that were acquired upon the exercise of the Claw Back Option will immediately cease to be transferable by the Optionee or any members of the Optionee’s Management Stockholder Group (other than to the Optionee’s Management Stockholder Group pursuant to Section 3.3 of the Management Stockholders Agreement, to the Company pursuant to this clause (ii), or transfers pursuant to and in accordance with the provisions of Section 3.4 and, prior to the Merger Closing, Section 3.5 of the Management Stockholders Agreement) and, subject to any applicable Repurchase Limitations, may, at the Company’s election, be repurchased by the Company for a payment equal to the aggregate Option Price paid by the Optionee or any member of the Optionee’s Management Stockholder Group to acquire such Shares, which election shall be made within the three (3) month period following the later of (A) the Trigger Date and (B) the date on which such Shares were acquired by the Optionee or any member of the Optionee’s Management Stockholder Group (provided, that for purposes of this clause (ii), if the Company has made the election described above in this clause (ii), it shall repurchase all such Shares which the Company failed to purchase due to Repurchase Limitations as soon as practicable, in compliance with, and subject to the terms of, the Management Stockholders Agreement), and (iii) if the Optionee or any member of the Optionee’s Management Stockholder Group have sold any Shares (including any sales or repurchases pursuant to the provisions of Article IV of the Management Stockholders Agreement as in effect on the Effective Date) that were acquired upon the exercise of the Claw Back Option during the Claw Back Period, the Optionee and each member of the Optionee’s Management Stockholder Group shall be required to promptly (and in any event, no later than ten (10) days following receipt of notice thereof from the Company or one of its Affiliates) pay to the Company, in cash (in U.S. dollars) and on demand in immediately available funds by wire transfer an amount equal to (A) the amount paid by the acquiror(s) (which, for the avoidance of doubt, could include the Company, its Subsidiaries or their designee, or any Sponsor Stockholder, pursuant to the provisions of Article IV of the Management Stockholders Agreement) to the Optionee and/or the members of the Optionee’s Management Stockholder Group in such sale(s) of Shares, minus (B) the aggregate Option Price paid by the Optionee or any member of the Optionee’s Management Stockholder Group to acquire such sold Shares; provided, that such amount shall not be less than zero. The Optionee understands that this Section 5.3 does not prohibit the Optionee from competing with the Company and its Affiliates, but rather simply imposes the economic consequences described in this Section 5.3 if the Optionee has engaged in Repayment Behavior.

(b)    For purposes of this Section 5.3, if the Optionee and/or any member of the Optionee’s Management Stockholder Group sell any Shares during the Claw Back Period and, at the time of any such sale, the Optionee and the other members of the Optionee’s Management Stockholder Group collectively own (after giving effect to this sentence) both (x) Shares that were acquired upon exercise of the Claw Back Option during the Claw Back Period and (y) Shares that were not acquired upon exercise of the Claw Back Option during the Claw Back Period, then the Shares that are sold shall be conclusively deemed to not have been acquired upon exercise of the Claw Back Option during the Claw Back Period unless and until, after giving effect to this sentence, all Shares described in clause (y) have been sold in such sale and are no longer owned by the Optionee or any other member of the Optionee’s Management Stockholder Group (e.g., if on a date of sale of Shares, the Optionee and the Optionee’s Management Stockholder Group own an aggregate of 1,000 Shares described in clause (x) and 1,000 Shares described in clause (y) and the Optionee and/or other members of the Optionee’s Management Stockholder Group sell an aggregate of 1,500 Shares, 500 of the Shares sold will be deemed to be Shares that were acquired upon exercise of the Claw Back Option during the Claw Back Period). The Optionee agrees to promptly provide the Company with all information that the Company reasonably requests in order to determine any amount payable pursuant to this Section 5.3 to the Company by the Optionee or any member of the Optionee’s Management Stockholder Group.

Section 5.4. Applicability of the Plan and the Management Stockholders Agreement; Modifications to Management Stockholders Agreement.

The Option, and the Shares issued to the Optionee upon exercise of the Option, shall be subject to all of the terms and provisions of the Plan and the Management Stockholders Agreement, to the extent applicable to the Option and such Shares, with the exception of any provision of the Management Stockholders Agreement relating to the clawback of Shares or Share proceeds in connection with repayment behaviors or forfeiture of Shares or Share proceeds in connection with post-retirement service. Any disputes regarding the determination of matters contemplated in the Management Stockholders Agreement (including but not limited to the determination of whether the Optionee engaged in Repayment Behavior) shall be determined in accordance with Section 7.3 (Governing Law) and Section 7.4 (Submissions to Jurisdictions; WAIVER OF JURY TRIAL) of the Management Stockholders Agreement. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Agreement or the Plan and the Management Stockholders Agreement, the terms of the Management Stockholders Agreement shall control; provided, however, for purposes of Article IV of the Management Stockholders Agreement, the “Individual Cap” that will be applicable to the Optionee shall be $5,000,000; provided, that on and after the date on which Michael Dell and any member of his Management Stockholder Group have become a 90% Owner (as defined in the Management Stockholder Agreement), the Optionee’s “Individual Cap” shall be increased to $10,000,000; and, provided, further, that, prior to the Merger Closing, the definition of “Fair Market Value” as set forth in Article I of the Management Stockholders Agreement (but, for the avoidance of doubt, not the definition of Fair Market Value as set forth in the Plan and applicable under this Agreement) is hereby amended in its entirety as follows:

“Fair Market Value,” with respect to the Applicable Employee of any Management Stockholder, shall mean as of any date of determination, the fair market value of a Share as determined in good faith by the Board, based upon the most recent valuation of the shares of DHI Common Stock performed by the Company’s independent valuation firm, as adjusted by the Board for changes to Fair Market Value from the date of such valuation to such date of determination. The valuations described in the immediately preceding sentence shall be performed by the Company’s independent valuation firm from time to time as determined by the Board in its sole discretion, but in any case (1) for the Company’s 2016 fiscal year, the Company shall obtain at least (a) one such independent valuation as of the end of the second fiscal quarter of such fiscal year, which shall be completed no later than 60 days following the end of such fiscal quarter, and (b) one such independent valuation as of the end of the fourth fiscal quarter of such fiscal year, which shall be completed no later than 60 days following the end of such fiscal quarter, and (2) for each fiscal year of the Company thereafter, the Company shall obtain at least one such independent valuation as of the end of each fiscal quarter, which in each case shall be completed no later than 60 days following the end of the applicable fiscal quarter. If the last day of any such 60-day period is not a Business Day, such valuation shall be completed no later than the first Business Day following such 60-day period. Notwithstanding the foregoing, if an Applicable Employee of a Management Stockholder disagrees with the determination of Fair Market Value, such Applicable Employee shall have the right to require the Company to engage a different third party valuation expert (who shall be a nationally recognized firm of valuation experts selected by the Board in its discretion) to conduct an appraisal of the Shares subject to the Call Right (or Put Right, if applicable) and the Call Price (or Put Price) shall reflect the Fair Market Value per Share as determined by such appraisal (the “Appraised Price”); provided, that (i) if the Appraised Price is equal to or less than 110% of the Fair Market Value per Share originally determined by the Board, such Applicable Employee shall bear all of the costs and expenses associated with such appraisal, and (ii) if the Appraised Price is greater than 110% of the Fair Market Value per Share originally determined by the Board, the Company shall bear all of the costs and expenses associated with such appraisal; and provided, further, that an Applicable Employee of a Management Stockholder may not request a valuation if such an independent third party valuation has been prepared at the request of another Applicable Employee of a Management Stockholder within the preceding ninety (90) days of the subsequent request by such Applicable Employee of a Management Stockholder for appraisal and such valuation shall be deemed to be Fair Market Value unless, in each case, the Board determines there has been a significant change in the business of the Company and its subsidiaries since such valuation. Notwithstanding anything herein to the contrary, (a) the per share value of Class A DHI Common Stock, Class B DHI Common Stock and Class C DHI Common Stock shall be deemed to be the same, and (b) Fair Market Value shall be determined without any discounts for illiquidity and minority interests.

and clause (ii) of the definition of “Call Period” as set forth in Article IV of the Management Stockholders Agreement, to the extent applicable, is hereby amended in its entirety as follows:

(ii) with respect to any other Shares held by the Management Stockholder Group of such Applicable Employee, unless set forth in an agreement reflecting a Company Award with such Applicable Employee in which case such meaning shall govern, the period (x) commencing (A) if such termination of employment or service is for any reason other than by the Company for Cause, upon the twelve (12) month anniversary of the date that the employment or service of such Applicable Employee with the Company and all of its Affiliates shall be terminated or end at any time and (B) if such termination of employment or service is terminated by the Company for Cause, the date that the employment or service of such Applicable Employee with the Company and all of its Affiliates shall be terminated or end at any time, and (y) ending, in the case of each of (A) and (B), on the Call Termination Date.

and the reference to “six (6) month anniversary” in subclause (ii)(A) of the definition of “Call Termination Date” in such Article IV, to the extent applicable, is hereby replaced with “twelve (12) month anniversary”.

Notwithstanding anything to the contrary herein or in the Management Stockholders Agreement, as of the Effective Date, this Agreement shall be the exclusive source of forfeiture and clawback provisions applicable to Shares and Share proceeds.

Section 5.5. Notices.

Any notice to be given under the terms of this Agreement shall be contained in a written instrument delivered in person or sent by facsimile (with written confirmation of transmission), e-mail (with written confirmation of transmission) or a nationally-recognized overnight courier, which shall be addressed, in the case of the Company, to the Office of the Secretary; and if to the Optionee, to the address, e-mail address or facsimile number appearing in the personnel records of the Company or any of its Affiliates, as applicable. By a notice given pursuant to this Section 5.5, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of the representative’s status and address by written notice under this Section 5.5. Any and all notices, designations, offers, acceptances or other communications shall be conclusively deemed to have been given, delivered or received (i) in the case of personal delivery, on the day of actual delivery thereof, (ii) in the case of facsimile or e-mail, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the business day during which such normal business hours next occur if not given during such hours on any day, and (iii) in the case of dispatch by nationally-recognized overnight courier, on the next business day following the disposition with such nationally-recognized overnight courier. By notice complying with the foregoing provisions of this Section 5.5, each party shall have the right to change its mailing address, e-mail address or facsimile number for the notices and communications to such party. The Company and the Optionee hereby consent to the delivery of any and all notices, designations, offers, acceptances or other communications provided for herein by electronic transmission addressed to the e-mail address or facsimile number of the Company and the Optionee, as applicable, as provided herein.

Section 5.6. Titles; Interpretation.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. Defined terms used in this Agreement shall apply equally to both the singular and plural forms thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “hereunder” shall mean this entire Agreement as a whole unless reference to a specific section or provision of this Agreement is made. Any reference to a Section, subsection and provision is to this Agreement unless otherwise specified.

Section 5.7. No Right to Employment or Additional Options or Stock Awards.

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in Employment, or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which are hereby expressly reserved, to terminate the Employment of the Optionee at any time for any reason whatsoever, with or without Cause, subject to the applicable provisions, if any, of the Optionee’s Employment agreement (if any such agreement is in effect at the time of such termination). Neither the Optionee nor any other Person shall have any claim to be granted any additional Options or any other Stock Awards and there is no obligation under the Plan for uniformity of treatment of Participants, or holders or beneficiaries of Options or other Stock Awards. The terms and conditions of the Option granted hereunder or any other Stock Award granted under the Plan or otherwise and the Committee’s determinations and interpretations with respect thereto and/or with respect to the Optionee and any other Participant need not be the same (whether or not the Optionee and any such Participant are similarly situated).

Section 5.8. Nature of Grant.

In accepting the grant, the Optionee acknowledges that, regardless of any action the Company or its Affiliates takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility, and the Optionee shall pay to, and indemnify and keep indemnified, the Company and its Affiliates from and against Tax-Related Items legally due by the Optionee that are attributable to the exercise of, or any benefit derived by the Optionee from, the Option and that the Company and its Affiliates (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this

Agreement, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise or the receipt of any dividends with respect to such Shares; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items.

Section 5.9. Governing Law.

This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to conflicts of law principles thereof.

[Signature on next page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

DELL TECHNOLOGIES INC.

By:
Name:
Title:

Schedule I

Vesting Date	Number of Shares Subject to Option Vesting on Vesting Date